UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2008

Comarco, Inc.

(Exact name of registrant as specified in its charter)

California	000-05449	95-2088894
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25541 Commercentre Drive, Lake Forest, California	92630-8870
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949)599-7400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On March 20, 2008, Daniel R. Lutz submitted to the Company his resignation as an Executive Vice President and Chief Financial Officer to be effective April 4, 2008.

(c) On March 25, 2008, Winston Hickman, age 65, was appointed on an interim basis as Chief Financial Officer of the Company.

Since June 2003, Mr. Hickman has served and continues to serve as director of SRS Labs, Incorporated. Mr. Hickman served as Executive Vice President and Chief Financial Officer of Ashworth, Inc., a leading designer of golf-inspired lifestyle sportswear, from February to November 2006. Prior to Ashworth, Mr. Hickman was Executive Vice President and Chief Financial Officer of REMEC, Inc., a manufacturer of components and subsystems for wireless communications, beginning in November 2003. Prior to REMEC, Mr. Hickman served as Chief Financial Officer and a member of the Board at Paradigm Wireless System, Inc. from May 2000 to November 2003. Paradigm was acquired by REMEC in late 2003. Mr. Hickman also served as Senior Vice President and Chief Financial Officer for Pacific Scientific. He has also held the position of Vice President of Finance at Allied Signal and Rockwell International, both large public companies. Mr. Hickman received his undergraduate degree from California State University, Long Beach and a Masters degree in Business Administration from the University of Southern California.

Mr. Hickman and the Company have agreed that Mr. Hickman will provide his services pursuant to a mutually acceptable agreement providing for monthly compensation which is expected to be approximately $30,000 and an expected term of six months terminable by either party on 30 days notice. Mr. Hickman and the Company are currently negotiating a formal agreement to cover his services.

Item 7.01	Regulation FD Disclosure

On March 25, 2008, the Registrant issued a press release reporting Mr. Hickman’s and Alisha Charlton’s appointments as Interim Chief Financial Officer and Vice President and Corporate Controller, respectively, and Mr. Lutz’s resignation. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated March 26, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMARCO, INC.
(Registrant)

Date: March 26, 2008	/s/ Samuel M. Inman III
(Signature) Samuel M. Inman III Interim President and Chief Executive Officer